Exhibit 10.35

ISG Stock Appreciation Rights Summary Plan Document

DESIGN OF THE PLAN

Eligibility	Participants must have been employed in a position eligible for stock appreciation rights (SARs) on or before June 1 prior to the September 1 SAR grant date in order to be eligible for an award in any year. Eligible service includes active service and does not include any type of leave of absence, whether occupational or non-occupational.

Performance Period	The term of the SAR is five years, with additional SAR grants anticipated annually. Annual grants will be awarded based on the overall performance of the company.

Grants	Individual Grants — Grants consist of stock appreciation rights (SARs) linked to the value of ISG stock. An SAR is the right to receive the value of the appreciation of a share of the company’s stock over a specified period of time.

Size of Grant — The size of your grant is indicated on your Grant agreement. The initial incentive award size (for the 2002 year only) is based on the number of shares equal to your annual base compensation (rounded for purpose of calculating whole shares). Subsequent awards will be capped at 50% of your annual base compensation. In the event the company experiences an exceptionally profitable year, it is anticipated that the maximum award will be capped at not more than 100% of your annual base compensation. “Exceptionally Profitable Year” will be as determined by the Board of Directors.

Base Price — The base price of the SARs is the fair market value of the ISG stock on the grant date. The grant date is anticipated to be September 1 of each year. The base price is indicated on your Grant agreement.

Vesting Schedule — Twenty-five percent of the SARs will vest 12 months after the grant date; twenty-five percent of the SARs will vest 24 months after the grant date; twenty-five percent of the SARs will vest 36 months after the grant date and the remaining twenty-five percent of the SARs will vest 48 months after the grant date. The preceding vesting schedule will be modified when necessary to avoid the vesting of fractional shares. SARs cannot be exercised until they are vested.

Expiration — SARs associated with this grant will expire at the end of five years. The expiration date is indicated on your Grant agreement. All SARs should be exercised prior to that date. Any SARs that have not been exercised prior to the expiration date will be canceled.

Awards	SAR Valuation - Following vesting of the SARs associated with this grant, participants may contact the HR Department of ISG Corporate, in writing, either by fax or e-mail, and exercise all or a portion of their vested SARs. The value of the stock will be the closing price of the stock on the date of exercise or, if the stock is not traded at that time, the value as determined by the Compensation Committee. If there is a question regarding the exercise date, the exercise will take place on the date the request is received by the HR Department. Within four weeks following the request to exercise, the SAR award will be paid in cash to the participant. Except as provided for below in the section “Administration”, subsection “Termination”, participants must be actively employed at the time of award distribution to be eligible to receive the award.

Only four requests for exercise of the SARs can be made during the term of the SAR. Any SARs not exercised prior to the expiration date will be canceled.

Exercise Forms - Exercise forms are included. Additional forms are available from the HR Department of ISG Corporate at 1-330-659-9170.

Maximum Value - A limit on the maximum award value of the SARs associated with this grant has been established at an amount equal to one times the base price. Appreciation over this value will not result in any larger awards. All vested SARs will be paid out immediately if the maximum value is reached.

ADMINISTRATION

Payment Awards	Upon exercise of an SAR, the employee will receive a cash payment in an amount equal to the difference between the fair market value of the stock that is the subject of the SAR as of the exercise date minus the fair market value of the stock on the date on which the SAR was granted (i.e., the base price), except that not more than one (1) times the initial base price will be payable with respect to any SAR.

All awards are subject to federal, state, and local withholding taxes as required by law.

Termination	Vested SARs may be exercised by the employee during the duration of the SAR and the employee’s continued employment. Upon termination of employment, any vested SARs must be exercised within 90 days of the termination, except that if the termination is due to death or disability, the SAR will remain exercisable for 180 days following termination.

Non-Transferability
SARs will not be assignable or transferable for any reason, except that in the case of an employee’s death, the SAR will be exercisable by the employee’s estate or heirs.

Adjustments or Amendments
If, for any reason, the ISG stock price cannot be determined on any date, the Committee has the right to set the value of the stock price for award calculation purposes.

If significant acquisitions, sales, or other events occur, which in the sole judgment of the Compensation Committee (at the direction of the Board of Directors), may have a Committee may make such adjustments in the awards so as to avoid inequities or windfall payments to participants, and carry out the overall goals of the Plan.

The Committee and/or Officers shall have the power to interpret the Plan and make all determinations necessary or desirable for the Plan administration.

SUMMARY	This document summarizes the International Steel Group Inc. Managers Incentive Plan. It is intended for general information only. The actual Plan text as interpreted by the Committee shall govern the administration of the Managers Incentive Plan.